EXHIBIT 10.5
DONALD J. STEPHENS
EARLY RETIREMENT, RESIGNATION
AND RELEASE AGREEMENT
     THIS AGREEMENT is made as of March 22, 2006, between WAUWATOSA SAVINGS BANK (the “Bank”) and DONALD J. STEPHENS (the “Executive”).
     WHEREAS, the Executive is currently employed as Chairman and Chief Executive Officer of the Bank and its holding companies, Wauwatosa Holdings, Inc. and Lamplighter Financial MHC (together the “Company”), and
     WHEREAS, the Executive and the Bank are parties to the Wauwatosa Savings Bank Supplemental Retirement Benefit Plan, dated as of July 13, 1999 (the “SERP”), which provides the Executive with certain benefits upon termination of his employment;
     WHEREAS, the Executive and the Bank are parties to the Employment Agreement, dated as of October 4, 2005 (the “Employment Agreement”), which governs the terms of the Executive’s current employment relationship with the Bank;
     WHEREAS, the Executive is currently a participant in the Wauwatosa Savings Bank Employee Stock Ownership Plan (the “ESOP”); and
     WHEREAS, the Bank and the Executive have had discussions regarding the possible resignation by the Executive in an orderly fashion providing for reasonable management succession and the terms and conditions that would be applicable; and
     WHEREAS, the parties wish to enter into this Agreement to finalize all such terms and conditions.
     NOW, THEREFORE, in consideration of the Executive’s past and future service and of the mutual promises herein made and other good and valuable consideration, the parties agree as follows:
1.	Early Retirement and Resignation. The Executive hereby resigns from all positions (including, but not limited to, directorships) with the Bank, the Company and their affiliates and subsidiaries, and retires as an employee of the Bank, effective as of December 31, 2006 (the “Early Retirement and Resignation Date”). The Bank, the Company and their affiliates and subdivisions hereby accept such resignation effective as of the Early Retirement and Resignation Date. The Executive shall continue to receive his current base salary and all benefits to which he is entitled as a full-time executive employee of the Bank until the Early Retirement and Resignation Date, including but not limited to, consideration for a 2006 year end bonus reasonably commensurate with past bonus awards and taking into consideration the additional contributions of the Executive in coordinating the transition of Bank and Company management. Any such bonus shall be paid in January 2007. The parties agree that the Bank or its affiliates may alter and reduce the Executive’s duties at any time from the date hereof to the Early Retirement and Resignation Date, but that any such reduction in duties will not constitute a violation of the Employment Agreement nor affect the amounts owed to Executive under this paragraph 1 or the remainder of this Agreement.

2.	Employment Agreement. The parties to this Agreement acknowledge and agree that the Executive’s resignation shall be treated as a voluntary termination pursuant to Section 2.4 of the Employment Agreement and that Executive shall be due the benefits set forth therein. The parties further acknowledge that the Employment Agreement shall continue in full force and effect following the execution of this Agreement and that, upon and after the Early Retirement and Resignation Date, Executive shall continue to be subject to the provisions of the Employment Agreement that by their terms survive his termination of employment, including, but not limited to, the provisions of Article III of the Employment Agreement regarding Executive’s noncompetition and confidentiality obligations.

3.	SERP. The parties to this Agreement acknowledge and agree that notwithstanding the fact that Executive will not have attained his “Early Retirement Date” as of his resignation from employment with the Bank, the Executive shall be due benefits pursuant to Section 3.1 of the SERP as if he had attained his Early Retirement Date. The parties further acknowledge that the SERP shall continue in full force and effect following the execution of this Agreement and that, upon Executive’s resignation, Executive shall continue to be subject to the provisions of the SERP that by their terms survive his termination of employment, including, but not limited to, the provisions of Section 8 of the SERP regarding Executive’s noncompetition obligations. Notwithstanding anything in this Agreement or the SERP, the parties agree that the SERP payments shall commence on the first day of the month following the date that is six (6) months after the date of the Executive’s separation from service (as defined in Section 409A of the Internal Revenue Code (“Section 409A”)). The Company and the Executive agree to execute any reasonable amendments to this Agreement and the SERP as may be necessary to ensure compliance with Section 409A.

4.	ESOP. The parties to this Agreement acknowledge that the Executive shall remain a participant in the Bank’s ESOP through the Early Retirement and Resignation Date and that, on account of Executive’s vested years of service, Executive shall be fully vested in his “Employer Contribution Account” as of the Resignation Date.

5.	Equity Compensation Benefits. The parties acknowledge that the Company will be seeking shareholder approval of the Wauwatosa Holdings, Inc. 2006 Equity Incentive Plan (the “2006 Incentive Plan”) at the Company’s 2006 Annual Meeting of Shareholders to be held on May 16, 2006. The Executive acknowledges that on account of the vesting schedule for awards under the 2006 Incentive Plan, any potential awards to Executive would be forfeited upon his resignation. Consequently, Executive acknowledges and agrees that he shall not be granted any awards under the 2006 Incentive Plan if it is approved by the Company’s shareholders.

6.	Automobile. Section 2.4 of Article II of the Employment Agreement provides that, within 15 days following the Executive’s voluntary termination of employment, the Bank will transfer to the Executive title to the Bank automobile that he is using at the time his employment terminates. To comply with the requirements of Section 409A of the Code, the parties agree that the Executive’s right to title to such automobile is terminated. In lieu of such right, the parties agree that the Bank shall provide the Executive with a cash lump sum payment in an amount such that after payment by the Executive of all taxes on such payment (assuming Executive is in the highest marginal state and federal income tax brackets), the Executive retains an amount equal to the fair market value, as of the Early Retirement and Resignation Date, of the Bank automobile used by the Executive. The Bank shall pay such lump sum amount to the Executive on the first business day that is at least six months after the Early Retirement and Resignation Date. The parties agree that the Executive shall have the right to purchase from the Bank the Bank automobile he is using at the time of his Early Retirement and Resignation Date. The purchase price shall be the automobile’s fair market value on the date of purchase.

7.	Release. In consideration of the Bank’s performance of its promises in this Agreement, the Executive hereby releases the Bank, the Company, their subsidiaries and affiliates, and their officers, directors, employees, agents, predecessors and successors from any and all claims that the Executive might have arising out of his employment and the termination thereof arising prior to the time the Executive signs this Agreement, with the exception of (a) Executive’s rights to receive vested benefits to which the

Executive is entitled after the Early Retirement and Resignation Date under any qualified or nonqualified employee benefits plans and arrangements of the Company and Bank, (b) claims for indemnification as provided under applicable law, any applicable insurance policies (e.g., directors and officers insurance), the Articles of Incorporation or By-Laws of the Bank, the Company, or any affiliate, or any applicable policy statements or indemnification agreements with the Bank or any of its affiliates, and (c) obligations owed to the Executive under this Agreement, the Employment Agreement, the SERP, or the ESOP. The claims that are being released include, but are not limited to, claims for wrongful discharge, breach of contract, harassment, unlawful terms and conditions of employment, retaliation, defamation, invasion of privacy, discrimination (including, but not limited to, discrimination on the basis of age under the Age Discrimination in Employment Act and state and local law), the Sarbanes-Oxley Act of 2002 and any other claims that might be brought under any federal, state or local law or regulation that regulates the employment relationship or employee benefits, whether such claims are known or unknown to the Executive at the time the Executive signs this Agreement. The Bank, the Company, their subsidiaries and affiliates, and their officers, directors, employees, agents, predecessors and successors hereby release the Executive from any and all claims that they might have arising out of or relating to acts or omissions by the Executive prior to the time the Bank signs this Agreement, excepting only any claims arising out of intentionally wrongful illegal conduct by the Executive.
8.	Acknowledgments. Each party acknowledges entering into this Agreement knowingly, freely and voluntarily. The Executive acknowledges that:
(a)	he has been and is hereby advised by the Bank to consult with legal counsel before signing this Agreement;

(b)	he has 21 days from the date of his receipt of this Agreement within which to consider it;

(c)	he understands that this Agreement includes a final general release of the Bank, its subsidiaries and affiliates, and their officers, directors, employees, agents, predecessors and successors, for any and all claims described in paragraph 6 up to the date that this Agreement is signed; and

(d)	he may, within 7 calendar days following the date of his execution of this Agreement, revoke this Agreement by giving written notice of his intent to revoke to William F. Bruss, General Counsel, Wauwatosa Savings Bank. This Agreement shall not become effective or enforceable until this 7-day revocation period has expired. TIME IS OF THE ESSENCE WITH REGARD TO THIS PARAGRAPH.
9.	Representation. Each party represents and acknowledges that in executing this Agreement, such party has not relied upon any representation or statement not set forth herein made by the other party or any of the other party’s agents, representatives or employees with regard to the subject matter, basis or effect of this Agreement. The Bank represents and warrants that it has obtained all consents, approvals and authorizations required to execute, deliver and perform this Agreement, that they are in full force and effect as of the date hereof, and that this Agreement is a valid, binding and enforceable obligation of the Bank in accordance with its terms.

10.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision and this Agreement shall be construed as if such invalid or unenforceable provision were not contained herein.

11.	Entire Agreement; Governing Law. This Agreement sets forth the entire agreement between the parties hereto and completely supersedes any prior agreements or understandings between the parties. It may be amended only by an agreement in writing signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to its conflict of laws provisions.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the dates set forth below opposite their names.

/s/ Donald J. Stephens	March 22, 2006

DONALD J. STEPHENS	Date
WAUWATOSA SAVINGS BANK

By: /s/ Douglas S. Gordon	March 22, 2006

DOUGLAS S. GORDON, PRESIDENT	Date